                         PATRIOT SCIENTIFIC CORPORATION




                                   FORM 10K-SB
                                  Annual Report



                                 EXHIBIT NO. 4.9


                      Form of 5% Convertible Term Debenture


                                      EX-8

                                                                [EXECUTION COPY]


        THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                           CONVERTIBLE TERM DEBENTURE

November 24, 1997                                         $925,000

        FOR VALUE RECEIVED, PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (hereinafter called the "Borrower" or the "Company"), hereby promises to pay to the order of CC Investments, LDC or registered assigns or transferees of all or any portion hereof (each a "Holder" and, collectively, "Holders") the aggregate sum of Nine Hundred Twenty-five Thousand Dollars ($925,000) on June 2, 1999 (the "Scheduled Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of five percent (5%) per annum from the date hereof (hereinafter called the "Issue Date") until the same becomes due and payable (which interest shall accrue on a daily basis based on a 360 day year), whether at maturity or upon acceleration or otherwise. Interest shall commence accruing on the Issue Date and shall be payable on the date the principal amount in respect of which it has accrued is paid, whether at maturity, upon acceleration or conversion or by prepayment or otherwise. All payments shall be made at such address as Holders shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture. As used herein, "First Closing Date" means June 2, 1997.



                                    ARTICLE I
                                   PREPAYMENT

        1.1 Limited Right to Prepay. Upon the occurrence of an Event of Failure (as defined herein), this Debenture shall be prepaid by the Borrower at the option of the Holder in accordance with the provisions of Article VI hereof. Except as provided in Section 1.2 of this Article I and Article VI hereof, this Debenture may not be prepaid without the prior written consent of all Holders.


                                      EX-9

        1.2    Prepayment at Borrower's Option.

               (a) So long as no Event of Failure shall have occurred and provided the Borrower is not in material violation of any of its obligations under that certain Securities Purchase Agreement, dated as of June 2, 1997, between Borrower and the other signatories thereto (the "Securities Purchase Agreement"), the Registration Rights Agreement, dated as of June 2, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"), the Patriot Scientific Corporation Stock Purchase Warrant, dated as of June 2, 1997 and as of November 24, 1997, or the Convertible Term Debentures dated June 2, 1997 and as of November 24, 1997, then the Borrower shall have the right to prepay ("Prepayment at Borrower's Election") all or any portion of the then outstanding Debentures (other than Debentures which are the subject of a Notice of Conversion delivered prior to the delivery date of the Optional Prepayment Notice (as herein defined)) for the Optional Prepayment Amount (as herein defined), which right shall be exercisable any time during the term of this Debenture by the Borrower in increments of Five Hundred Thousand Dollars ($500,000) (provided that such right may be exercised for less than such amount if the outstanding principal amount of this Debenture is less than such amount and the Company is electing to effect redemption of the full amount remaining) by delivery of an Optional Prepayment Notice in accordance with the prepayment procedures set forth below. Any Prepayment at Borrower's Election pursuant to this Section 1.2 shall be made ratably among Holders in proportion to the principal amount of Debentures then outstanding. Holders may convert all or any part of their Debentures selected for prepayment hereunder into Common Stock at the Conversion Price by delivering a Notice of Conversion to the Borrower at any time prior to the Effective Time of Prepayment (as herein defined). The "Optional Prepayment Amount" with respect to each Debenture means the greater of
(a) the Benefit of the Bargain (as herein defined) as of the delivery date of the Optional Prepayment Notice and (b) the Applicable Prepayment Percentage (as herein defined) multiplied by the sum of the principal amount being prepaid plus all accrued and unpaid interest thereon and accrued and unpaid Conversion Failure Payments (if any) through the Effective Time of Prepayment.

               (i) The "Benefit of the Bargain" means an amount equal to:

                                        A x M
                                       --
                                       CP
        where:
               "A" means the principal amount of this Debenture being prepaid plus all accrued and unpaid interest thereon and accrued and unpaid Conversion Failure Payments (if any) through the Effective Time of Prepayment;

               "CP" means the Conversion Price in effect on the delivery date of the Optional Prepayment Notice; and,

               "M" means the average Closing Bid Price of the Company's Common Stock during the ten trading day period ending on the day immediately preceding the date on which the Optional Prepayment Notice is delivered to Holder.


                                     EX-10

        (ii) The "Applicable Prepayment Percentage" means (A) 130% if the Effective Time of Prepayment is prior to the date which is 545 days following the First Closing Date (the "First Redemption Price Termination Date") and (B) 125% if the Effective Time of Prepayment follows the First Redemption Price Termination Date but is prior to the Scheduled Maturity Date.

               (b) The Borrower may not deliver an Optional Prepayment Notice to a Holder unless on or prior to the date of delivery of such Optional Prepayment Notice, the Borrower shall have deposited with an escrow agent reasonably satisfactory to such Holder, as a trust fund, cash sufficient in amount to pay all amounts to which Holders are entitled upon such prepayment pursuant to Subsection (a) of this Section 1.2, with irrevocable instructions and authority to such escrow agent to complete the prepayment thereof in accordance with this
Section 1.2. Any Optional Prepayment Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such transfer agent or escrow agent and that the transfer agent or escrow agent has been instructed and agrees to act as prepayment agent hereunder.

               (c) The Borrower shall effect the Prepayment at Borrower's Election under this Section 1.2 by giving prior written notice (the "Optional Prepayment Notice"), which notice may only be delivered on a business day during the period commencing 395 days following the First Closing Date, of the date on which such prepayment is to become effective (the "Effective Time of Prepayment") to Holders of Debentures selected for prepayment at the address and facsimile number of such Holder appearing in the Borrower's register for the Debentures. The Optional Prepayment Notice shall indicate the Debentures selected for prepayment and the Optional Prepayment Amount. The Optional Prepayment Notice shall be deemed to have been delivered to a Holder: (i) if such fax is received by such holder on or prior to 3:00 p.m. Chicago time, on the time and date of transmission of Borrower's fax; and (ii) if such fax is received by Holder after 3:00 p.m. Chicago time, on the next business day following the date of transmission of Borrower's fax; provided that, for any notice required under this subsection 1.2(c) to be valid, a copy of such notice must be sent to the Holders on the same day by overnight courier.

               (d) The Optional Prepayment Amount shall be paid to each Holder whose Debentures are being prepaid at the Effective Time of Prepayment; provided, however, that the Borrower shall not be obligated to deliver any portion of the Optional Prepayment Amount until either the Debentures being prepaid are delivered to the office of the Borrower or the transfer agent as provided in this subsection, or such Holder notifies the Borrower or the transfer agent that such Debentures have been lost, stolen or destroyed and delivers documentation in accordance with Section 8.8 hereof. Notwithstanding anything herein to the contrary, in the event that the Debentures being prepaid are not delivered to the Borrower or the transfer agent prior to the second business day following the Effective Time of Prepayment, the prepayment of the Debentures pursuant to this Section 1.2 shall still be deemed effective as of the Effective Time of Prepayment and the Optional Prepayment Amount shall be paid to each Holder whose Debentures are being prepaid by 5:00 p.m., Chicago time, on the next business day following the date on which the Debentures are actually delivered to the Borrower or the transfer agent.


                                     EX-11

               (e) If the Borrower fails to pay, when due and owing, any Optional Prepayment Amount, then each Holder entitled to receive such Optional Prepayment Amount shall have the right, at any time and from time to time, to require the Borrower, upon written notice, to immediately convert (in accordance with the terms of Section 3.1) any or all of the Debentures which are the subject of Prepayment at Borrower's Election into shares of Common Stock at the lowest Conversion Price in effect during the twenty trading days following the Effective Time of Prepayment. In addition, if the Borrower fails to pay an Optional Prepayment Amount when due and owing, the Borrower shall thereafter forfeit its rights under this Article I to effect Prepayment at Borrower's Election.


                                   ARTICLE II
                               CERTAIN DEFINITIONS

        2.1    The following terms shall have the following meanings:

               (a) "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to Holders of a majority of the aggregate principal amount represented by the then outstanding Debentures ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

               (b) "Conversion Amount" means (i) the portion of the principal amount of this Debenture elected by Holder to be converted (the "Selected Amount"), which amount may be all or any portion of the principal amount of this Debenture plus (ii) accrued and unpaid Conversion Failure Payments relating thereto (if any) plus (iii) an amount equal to the product of (A) N divided by 365 times (B) .05 times (C) the Selected Amount.

               (c) "Conversion Date" means, for any Optional Conversion, the date specified in the Notice of Conversion, or if no date is specified therein, the date the Notice of Conversion is faxed or otherwise delivered to the Company; provided, however, that the Conversion Date shall not be prior to the date of delivery of the Notice of Conversion and any Notice of Conversion delivered to the Company after 5:00 p.m. San Diego time shall be deemed delivered as of the next following business day.

               (d) "Conversion Percentage" shall have the following meaning and shall be subject to adjustment as provided herein:


                                     EX-12

               If the Conversion Date is a                  Then the
               Number of Days after the First               Conversion
               Closing Date within the Following Range:     Percentage is:
               ----------------------------------------     --------------
                             121-180                             91%
                             181-270                             85%
                             271-360                             79%
                             361-450                             76%
                             more than 450                       75%

               (e) "Conversion Price" means the lesser of the Fixed Conversion Price and the Variable Conversion Price.

               (f) "Fixed Conversion Price" means $1.16460, subject to adjustment as provided herein.

               (g) "N" means the number of days from the First Closing Date to and including the Conversion Date, subject to Section 3.2 hereof, as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion").

               (h) "Variable Conversion Price" means, as of any Conversion Date, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the Closing Bid Prices for the Common Stock for the ten (10) consecutive trading days ending on the trading day immediately preceding such Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period), subject to adjustment as provided herein.


                                   ARTICLE III
                                   CONVERSION

        3.1 Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section 3.7 hereof, the Holder may, at any time and from time to time, convert (an "Optional Conversion") a Conversion Amount into a number of fully paid and nonassessable shares of Common Stock determined by dividing such Conversion Amount by the Conversion Price.

        3.2 Mechanics of Conversion. In order to effect an Optional Conversion, a Holder (a "Converting Holder") shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company for the Common Stock and (y) surrender or cause to be surrendered, this Debenture, duly endorsed, along with a copy of the Notice of Conversion, as soon as practicable thereafter. Upon receipt by the Company of a facsimile copy of a Notice of Conversion from a Converting Holder, the Company shall immediately send, via facsimile, a confirmation to the Converting Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock upon conversion and the name and telephone number of a contact person at the Company regarding the conversion.


                                     EX-13

        3.3 Delivery of Common Stock Upon Conversion. Subject to Section 3.6 hereof, upon the delivery of a Notice of Conversion, the Company shall, not later than the later of (a) the day that is three business days following the Conversion Date and (b) the day that is the first business day following the date of surrender of this Debenture (or delivery of documentation in accordance with Section 8.8) (the "Delivery Period"), issue and deliver to the Converting Holder (x) that number of shares of Common Stock issuable upon conversion of the portion of this Debenture being converted and (y) a new Debenture in the form hereof representing the balance of the principal amount hereof not being converted, if any. Delivery under this Section may be made personally or by reputable overnight courier.

        3.4 Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Debenture.

        3.5 No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of this Debenture, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Conversion Price of a share of Common Stock (as determined for conversion of this Debenture into whole shares of Common Stock).

        3.6 Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections 3.1 and 3.3 hereof. If such dispute only involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing (selected by the Converting Holder; provided that the Converting Holder currently does not have a client relationship with such accounting firm) via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Company and the Converting Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with
Section 3.3 above.

        3.7 Limitations on Conversions. The conversion of this Debenture shall be subject to the following limitations (each of which limitations shall be applied independently):

               (a) Holding and Increment Restrictions. No Holder may effect an Optional Conversion prior to the date which is 120 days following the First Closing Date. Optional Conversions must be effected in increments of Ten Thousand Dollars ($10,000); provided that Optional Conversions may be effected for less than such amount if the sum of all outstanding principal of this Debenture plus all accrued interest thereon and Conversion Failure Payments (if any) through the Conversion Date is less than such amount and the Converting Holder is electing to effect the Optional Conversion of the full amount remaining.

               (b) No Five Percent Holders. Notwithstanding anything to the contrary contained herein, the Debentures shall not be convertible by a Holder to the extent (but only to the


                                     EX-14
        extent) that, if convertible by such Holder, such Holder would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent the above limitation applies, the determination of whether Debentures shall be convertible (vis-a-vis other securities owned by such Holder) and of which Debentures shall be convertible shall be in the sole discretion of the Holder and submission of the Debentures for conversion shall be deemed to be the Holder's determination of whether such Debentures are convertible and of which Debentures are convertible, subject to such aggregate percentage limitation. No prior inability to convert Debentures pursuant to this paragraph shall have any effect on the applicability of the provisions of this subsection with respect to any subsequent determination of convertibility. For the purposes of this subsection, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this subsection may be waived and/or implemented in a manner otherwise than strictly in conformity with the foregoing provisions of this subsection 3.7(b) with the approval of the Board of Directors of the Corporation and the holders of a majority in interest in the then outstanding Debentures and Warrants (voting together as a single class): (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of majority of the then outstanding shares of Common Stock. The limitations contained in this subsection shall apply to a successor Holder of Debenture if, and to the extent, elected by such successor Holder concurrently with its acquisition of such Debentures, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor Holder or holders shall be used by a Holder to evade the limitations contained in this subsection).

        3.8. Required Conversion at Maturity. Provided all shares of Common Stock issuable upon conversion of all outstanding Debentures are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by all Holders thereof and (iii) eligible to be traded on the OTC Bulletin Board, the Nasdaq Small Cap Market ("NASDAQ"), the Nasdaq National Market System ("NMS"), the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), each Debenture outstanding on the Scheduled Maturity Date automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Section 3.1 (the "Required Conversion at Maturity"). If the Required Conversion at Maturity occurs, the Borrower and the Holders shall follow the applicable conversion procedures set forth in Article III; provided, however, that a Notice of Conversion shall be deemed to be delivered to the Borrower or its transfer agent on the Scheduled Maturity Date. If Borrower fails to effect the Required Conversion at Maturity in accordance with the terms hereof, then each Holder shall have the right, at any time and from time to time, to require the Borrower, upon written notice, to immediately effect a repayment of all or any part of their Debentures (in accordance with the terms of Article VI).

                                   ARTICLE IV
                      RESERVATION OF SHARES OF COMMON STOCK


                                     EX-15

        4.1 Reserved Amount. At Closing, the Company shall have authorized and reserved and keep available for issuance 4,000,000 shares of Common Stock (the "Reserved Amount") solely for the purpose of effecting the conversion of the Debentures and exercise of the warrants to acquire Common Stock (the "Warrants"), in the form attached to the Securities Purchase Agreement as Exhibit B, issued or to be issued pursuant to the terms of the Securities Purchase Agreement (collectively, all such Debentures and Warrants, the "Securities Purchase Agreement Securities"). The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Debentures and issuance of the shares of Common Stock in connection therewith and the full exercise of the Warrants and issuance of the shares of Common Stock in connection therewith.

        4.2 Share Authorization. The board of directors of the Company shall approve and shall use its best efforts to obtain authorization by the shareholders of the Company of an increase of the number of authorized shares of capital stock of the Company (the "Share Authorization") to sixty million (60,000,000) shares by the earlier of September 30, 1997 and the date of the Company's next annual meeting of shareholders. Immediately following the Share Authorization (as herein defined), the Reserved Amount shall be one and one-half (1.5) times the number of shares of Common Stock issuable upon conversion of this Debenture and exercise of the Warrants.

        4.3 Increases to Reserved Amount. Without limiting any other provision of this Article IV, following the Share Authorization, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than 125% of the number of shares of Common Stock issuable upon conversion or exercise, as he case may be, of the Securities Purchase Agreement Securities on such trading days, the Company shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after an Authorization Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock then issuable upon conversion or exercise, as the case may be, of the Securities Purchase Agreement Securities.

        4.4 Reduction of Reserved Amount Under Certain Circumstances. Prior to complete conversion of this Debenture, the Company shall not reduce the number of shares required to be reserved for issuance under this Article IV without the written consent of all Holders except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the obligations of Borrower under this Article IV, which reverse stock split affects all shares of Common Stock equally. Following complete conversion of this Debenture, the Company may, with fifteen (15) days prior written notice to Holder, reduce the Reserved Amount to 125% of the number of shares of Common Stock issuable upon the full exercise of the Warrants; provided, however, that the Reserved Amount shall continue to be subject to increase pursuant to Section
4.3 hereof.

        4.5 Allocation of Reserved Amount. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of Debentures and Warrants held by each Holder at the time of the establishment of or increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Debentures or Warrants, each transferee


                                     EX-16
shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Debentures shall be allocated to the remaining Holders, pro rata based on the number of Debentures and Warrants then held by such Holders.

                                    ARTICLE V
                         FAILURE TO SATISFY CONVERSIONS

        5.1 Conversion Failure Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section 3.8 hereof) and the Company fails for any reason to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such Converting Holder is entitled upon such conversion, or (y) the Company provides notice to Holder at any time of its intention not to issue shares of Common Stock upon exercise by Holder of its conversion rights in accordance with the terms of the Debentures (each of (x) and (y) being a "Conversion Failure"), then the Company shall pay to such Holder damages in an amount equal to the lower of: (i) the product of (A) the Damages Amount times (B) D times (C) .01 and (ii) the highest interest rate permitted by applicable law, where:

        "D" means the number of days beginning the date of the Conversion Failure through and including the Cure Date with respect to such Conversion Failure;

        "Damages Amount" means the amount of the Debenture subject to conversion plus all accrued and unpaid interest thereon as of the first day of the Conversion Failure.

        "Cure Date" means (i) with respect to a Conversion Failure described in clause (x) of its definition, the date the Company effects the conversion of the portion of this Debenture submitted for conversion and (ii) with respect to a Conversion Failure described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Debentures in accordance with their terms.

        The payments to which a Holder shall be entitled pursuant to this Section are referred to herein as "Conversion Failure Payments." A Holder may elect to receive accrued Conversion Failure Payments in cash or to convert all or any portion of such accrued Conversion Failure Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Failure through the Cure Date for such Conversion Failure. In the event a Holder elects to receive any Conversion Failure Payments in cash, it shall so notify the Company in writing. In the event a Holder elects to convert all or any portion of the Conversion Failure Payments, such Holder shall indicate on a Notice of Conversion such portion of the Conversion Failure Payments which such Holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of
Article III.

        5.2 Buy-In Cure. Unless a Conversion Failure described in clause (y) of Section 5.1 hereof has occurred with respect to such a Holder, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of this Debenture and (ii) after the applicable Delivery Period with respect to such conversion, a Holder


                                     EX-17
purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by a Holder of the shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Company shall pay such Holder (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to Holder pursuant to this Section 5.2. The Company shall make any payments required pursuant to this Section 5.2 in accordance with and subject to Section 8.10.

        5.3 Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common Stock within two business days following the expiration of the Delivery Period with respect to a conversion of any portion of any of such Holder's Debentures for any reason, then the Fixed Conversion Price shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Failure and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Failure of the type described in clause (y) of Section 5.1, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Failure through and including the Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article VII.


                                   ARTICLE VI
                                EVENTS OF FAILURE

        6.1 Holder's Option to Demand Prepayment. Upon the occurrence of an Event of Failure (as herein defined), each Holder shall have the right to elect at any time and from time to time prior to the cure by Borrower of such Event of Failure to have all or any portion of such Holder's then outstanding Debentures prepaid by the Company for an amount equal to the Holder Demand Prepayment Amount (as herein defined).

        (a) The right of a Holder to elect prepayment shall be exercisable upon the occurrence of an Event of Failure by such Holder in its sole discretion by delivery of a Demand Prepayment Notice (as herein defined) in accordance with the procedures set forth in this Article VI. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Debenture and at law or in equity.

        (b)    A Holder shall effect each demand for prepayment under this
        Article VI by giving at least two (2) business days prior to written notice (the "Demand Prepayment Notice") of the date which such prepayment is to become effective (the "Effective Date of Demand of


                                     EX-18

        Prepayment"), the Debentures selected for prepayment and the Holder Demand Prepayment Amount to the Borrower at the address and facsimile number provided in Section 8.2, which Demand Prepayment Notice shall be deemed to have been delivered on the business day after the date of transmission of Holder's fax (with a copy sent by overnight courier to the Borrower) of such notice.

        (c) The Holder Demand Prepayment Amount shall be paid to a Holder whose Debentures are being prepaid within one (1) business day following the Effective Date of Demand of Prepayment; provided, however, that the Borrower shall not be obligated to deliver any portion of the Holder Demand Prepayment Amount until one (1) business day following either the date on which the Debentures being prepaid are delivered to the office of the Borrower or the transfer agent, or the date on which the Holder notifies the Borrower or the transfer agent that such Debentures have been lost, stolen or destroyed and delivers the documentation required in accordance with Section 8.8 hereof.

        6.2 Holder Demand Prepayment Amount. The "Holder Demand Prepayment Amount" means the greater of: (a) 1.5 times the aggregate amount of the principal amount of this Debenture for which demand is being made (the "Stated Value"), plus all accrued and unpaid interest thereon and accrued and unpaid Conversion Failure Payments (if any) through the date of prepayment and (b) the product of (1) the highest price at which the Common Stock is traded on the date of the Event of Failure (or the most recent highest closing bid price if the Common Stock is not traded on such date) divided by the Conversion Price as of the date of the Event of Failure, and (2) the sum of the Stated Value plus all accrued and unpaid interest thereon and all accrued and unpaid Conversion Failure Payments (if any) through the date of prepayment.

        6.3 Events of Failure. An "Event of Failure" means any one of the following:

        (a) a Conversion Failure described in Section 5.1 hereof occurs and is not cured by the Company within two (2) business days after its occurrence;

        (b)    the Company fails, and such failure continues uncured for three
(3) business days after the Company has been notified thereof in writing by a Holder, to satisfy the requirements of Article IV hereof;

        (c) the Company fails to maintain an effective registration statement as required by Section 2.1 and Section 3.1 of the Registration Rights Agreement except where such failure lasts no longer than three consecutive trading days and is caused solely by failure of the Securities and Exchange Commission to timely review the customary submission of or respond to the customary requests of the Company;

        (d)    for three consecutive trading days or for an aggregate of ten
(10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon conversion of this Debenture and exercise of the Warrants) is (i) suspended from trading on any of NASDAQ, NMS, NYSE, AMEX or the OTC Bulletin Board, or (ii) is not qualified for trading on at least one of, NASDAQ, NMS, NYSE, AMEX or the OTC Bulletin Board;


                                     EX-19

        (e)    the Company fails, and such failure continues uncured for three
(3) business days after the Company has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to a Holder upon conversion or exercise, as the case may be, of the Securities Purchase Agreement Securities as and when required by the Debentures, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement;

        (f)    the Company breaches, and such breach continues uncured for three
(3) business days after the Company has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of any Securities Purchase Agreement Securities, the Securities Purchase Agreement or the Registration Rights Agreement;

        (g) any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Securities Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made;

        (h) the Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

        (i) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (and such proceedings shall continue unstayed for thirty (30) days).

        6.4 Failure to Pay Damages Amount. If the Company fails to pay the Holder Demand Prepayment Amount within five (5) business days of its receipt of a Demand Prepayment Notice, then such Holder shall have the right, at any time and from time to time prior to the payment of the Holder Demand Prepayment Amount, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section 3.1) all or any portion of the Holder Demand Prepayment Amount, into shares of Common Stock at the then current Conversion Price, provided that if the Company has not delivered the full number of shares of Common Stock issuable upon such conversion within two (2) business days after Holder delivers written notice of such conversion, the Conversion Price with respect to such Holder Demand Prepayment Amount shall thereafter be deemed to be the lower of the Variable Conversion Price on the date of the Event of Failure and the Variable Conversion Price on the date on which the Company delivers to the Holder the full number of freely tradable shares of Common Stock issuable upon such conversion. In the event the Company is not able to pay all amounts due and payable with respect to all Debentures subject to Holder Demand Prepayment Notices, the Company shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders.


                                   ARTICLE VII
                       ADJUSTMENTS TO THE CONVERSION PRICE


                                     EX-20

        The Conversion Price shall be subject to adjustment from time to time as follows:

        7.1 Stock Splits, Stock Dividends, Etc. If at any time after the First Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.


        7.2 Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for such Debenture, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such consolidation or merger (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such Debenture would have been entitled upon such Major Transaction had the Holder of such Debenture exercised its right of conversion (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; and (ii) 125% of the principal amount of such Debenture in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section 7.2. If the Major Transaction Consideration does not consist entirely of United States currency, such Holder may elect to receive United States currency in an amount equal to the value of the Major Transaction Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) days of the Holder's receipt of the Notice of Major Transaction.

        7.3 Adjustment Due to Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "Distribution") any time after the First Closing Date, then the Holder shall be entitled, upon any conversion of this Debenture after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets (or rights) which would have been payable to the Holder had Holder with respect to the shares of Common Stock issuable upon such


                                     EX-21
conversion and the shares of Common Stock issuable upon exercise of the Warrants (in each case without regard to any limitations on conversion or exercise herein or elsewhere contained) been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

        7.4 Purchase Rights. If the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grants, issue or sale of such Purchase Rights.

        7.5 No Adjustment for Certain Warrants. Anything in this Article VII to the contrary notwithstanding, no adjustment shall be made to the Conversion Price upon any issuance to Swartz Investments, LLC of warrants to purchase Common Stock in consideration of its services in connection with the Securities Purchase Agreement and the transactions contemplated thereby so long as such warrants are not exercisable, in the aggregate, for more than 220,000 shares of Common Stock.

        7.6 Notices of Adjustment. Upon the occurrence of any event which requires any adjustment of the Conversion Price, then, and in each such case, the Company shall give notice thereof to all Holders, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number of shares of Common Stock purchasable at such price upon conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.


                                  ARTICLE VIII
                                  MISCELLANEOUS

        8.1 Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        8.2 Notice. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by confirmed telecopy and shall be deemed to have been given at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

                      If to the Company:


                                     EX-22

                      Patriot Scientific Corporation
                      10989 Via Frontera
                      San Diego, California 92127
                      Telecopy:  (619) 674-5005
                      Attention:  Lowell W. Giffhorn
                      with a copy to:

                      Luce, Forward, Hamilton & Scripps LLP
                      600 West Broadway, Suite 2600
                      San Diego, California 92101
                      Telecopy: (619) 232-8311
                      Attention: Otto E. Sorensen

                      and with a copy to:

                      Robert Putnam
                      13112 Evening Creek Drive South
                      San Diego, California 92128
                      Telecopy: (619) 679-0545






               If to Holder:

                      CC Investments, LDC
                      Corporate Centre, West Bay Road
                      P.O. Box 31106 SMB
                      Grand Cayman, Cayman Islands

                      with a copy to:

                      Castle Creek Partners, LLC
                      333 West Wacker Drive
                      Suite 1410
                      Chicago, IL  60606
                      Telecopy:  (312) 435-2636
                      Attention:  John D. Ziegelman

                      and with a copy to:

                      Altheimer & Gray
                      10 South Wacker Drive
                      Suite 4000


                                     EX-23

                      Chicago, IL  60606
                      Telecopy:  (312) 715-4800
                      Attention:  Kenneth M. Crane

        If to any other Holder, to such address set forth under Holder's name on the signature page hereto executed by Holder.

        8.3 Amendment Provision. Except as provided in Section 3.7(b) hereof, this Debenture and any provision hereof may only be amended by an instrument in writing signed by the Company and the Majority Holders. The term "Debenture" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

        8.4 Assignability. This Debenture shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns. The Holder shall notify the Company upon the assignment of this Debenture.

        8.5 Cost of Collection. If default or failure is made in any manner with respect to this Debenture, the Company shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

        8.6 Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company irrevocably consents to the jurisdiction of the United States federal courts located in the County of New Castle in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company, mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect each Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        8.7 Denominations. At the request of a Holder, upon surrender of this Debenture, the Company shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations as such Holder shall request.

        8.8 Lost or Stolen Debentures. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of this Debenture and
(ii) (y) in the case of loss, theft or destruction, or an indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver new Debentures, in the form hereof, in such denominations as a Holder may request. However, the Company shall not be obligated to reissue such lost or stolen Debentures if such Holder contemporaneously requests the Company to convert this Debenture.


                                     EX-24

        8.9 Statements of Available Shares. Upon request, the Company shall deliver to a Holder a written report notifying such Holder of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion. The report shall also specify (i) the total principal amount of all outstanding Debentures as of the date of the request, (ii) the total number or shares of Common Stock issued upon all conversions of Debentures through the date of the request, (iii) the total number of shares of Common Stock issued upon exercise of all Warrants through the date of the request, (iv) the total number of shares of Common Stock which are reserved for issuance upon conversion of Debentures and exercise of Warrants as of the date of the request and (v) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of Debentures and exercise of Warrants before the Company would exceed the Reserved Amount. The Company shall provide, within fifteen (15) days after delivery to the Company of a written request by Holder, all of the information enumerated in clauses (i) - (v) of this Section 8.9.

        8.10 Status as Debenture Holder. Upon submission of a Notice of Conversion by Holder, the principal amount of this Debenture and the interest thereon covered thereby shall be deemed converted into shares of Common Stock and the holder's rights with respect thereto shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to Holder because of a failure by the Company to comply with the terms of this Debenture. Notwithstanding the foregoing, if Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion for any reason, then (unless Holder otherwise elects to retain its status as a Holder of Common Stock) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under this Debenture and the Company shall, as soon as practicable, return this Debenture to the Holder. In all cases, Holder shall retain all of its rights and remedies for the Company's failure to convert this Debenture.

        8.11 Remedies Cumulative. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Debenture. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, with the necessity of showing economic loss and without any bond or other security being required.

                                      * * *


                                     EX-25

        IN WITNESS WHEREOF, Borrower has caused this Debenture to be signed in its name by its duly authorized officer as of the date first written above.


                           PATRIOT SCIENTIFIC CORPORATION


                            By: /s/ ELWOOD G. NORRIS
                                --------------------
                                Name:   Elwood G. Norris
                                Title:  Chairman and a Director


                           By: /s/ MICHAEL A. CARENZO
                               ----------------------
                               Name:   Michael A. Carenzo
                               Title:  President, Chief Executive Officer and a
                                        Director


                                     EX-26

                              NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the "Conversion") $__________ principal amount of the Debenture plus all accrued and unpaid interest on such principal amount (i.e., $_________) plus all accrued and unpaid Conversion Failure Payments relating thereto (if any) (each as defined in the Convertible Term Debenture dated November 24, 1997 (the "Debenture")), into shares of common stock ("Common Stock") of Patriot Scientific Corporation (the "Company") according to the conditions of the Debenture, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Debenture shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Debenture(s) for the principal balance which shall not have been converted.

                                 Date of Conversion:  __________________

                                 Applicable Conversion Price:____________

                                 Amount of Conversion Failure Payments
                                 to be Converted, if any:  ________________

                                 Number of Shares of
                                 Common Stock to be Issued: ____________


                                 Signature: ___________________________

                                 Name: ______________________________

                                 Address:  ___________________________
ACKNOWLEDGED AND AGREED:

PATRIOT SCIENTIFIC CORPORATION

BY:__________________________________
NAME:________________________________
TITLE:_______________________________          DATE: ______________


                                     EX-27